We consent to the incorporation by reference in the Registration Statements (Form F-3 Nos. 333-259962 and 333-268367) of FLEX LNG Ltd., and in the related Prospectuses of our reports dated March 10, 2023, with respect to the consolidated financial statements of FLEX LNG Ltd., and the effectiveness of internal control over financial reporting of FLEX LNG Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2022. /s/ Ernst & Young AS Oslo, Norway March 10, 2023 Consent of Independent Registered Public Accounting Firm